SECOND AMENDMENT TO THE

NORTHERN LIGHTS FUND TRUST III

CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 8th day of  May, 2014, to the Custody Agreement, dated as of August 22, 2013, as amended February 12, 2014 (the "Agreement"), is entered into by and between NORTHERN LIGHTS FUND TRUST III, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Good Harbor Funds and to amend the fees; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend as follows:

Amended Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Exhibit C-2, the fees of the Good Harbor Funds, is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NORTHERN LIGHTS FUND TRUST III

U.S. BANK, N.A.

By: __/s/ Andrew Rogers____

By: __/s/ Michael R. McVoy__

Name: Andrew Rogers

Name: Michael R. McVoy

Title: President

Title: Senior Vice President

5/2014 – Good Harbor Funds

Amended Exhibit B

to the Custody Agreement

Fund Names

Separate Series of Northern Lights Fund Trust III

Name of Series

Teberg Fund

Issachar Fund

Good Harbor Funds:

Good Harbor US Tactical Core Fund

Good Harbor Tactical Equity Income Fund

Good Harbor Tactical Core International Developed Markets Fund

Good Harbor Tactical Core International Emerging Markets Fund

Tactical Core US II Fund

5/2014 – Good Harbor Funds

Exhibit C-2 to the Custody Agreement

 Domestic Custody Services Annual Fee Schedule at May, 2014

Good Harbor Funds

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I.           Market Value Fee Per Fund

             Based upon an annual rate of:

             .000100% (1 basis point) on the next $500 million

             .000075% (0.75 basis point) on the next $1 billion

             .000050 (.50 basis point) on the balance

II.          Portfolio Transaction Fees:

             $ 7.00 per repurchase agreement transaction

             $ 7.50 per book entry security (depository or Federal Reserve system)

             $25.00 per transaction processed through our New York custodian definitive security (physical)

             $ 8.00 per principal paydown

             $15.00 per option/future contract written, exercised or expired

             $  6.00 per Short sale transaction

             $15.00 per mutual fund trade

             $15.00 per Fed wire or margin variation Fed wire

             $  5.00 per expense disbursement

             $150.00 per segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery (excludes initial conversion), maturity, tender or exchange.

             Monthly Minimum Fee (I and II):          $500 per month

III.         Out-of-Pocket Expenses

             Including but not limited to expenses incurred in Treasury Management, safekeeping, delivery and receipt of securities, shipping, transfer fees, and other out-of-pocket charges will be billed monthly.

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A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

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No charge for the initial conversion free receipt.

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Overdrafts – charged to the account at prime interest rate plus 2.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are calculated pro rata and billed monthly.

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5/2014 – Good Harbor Funds